Exhibit 4.4
Purchase Agreement

between

Rada Electronic Industries Ltd.

And

DBSI Investments Ltd

_______________________________

Dated as of April14, 2016
_______________________________

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into on April 14, 2016 by and between Rada Electronic Industries Ltd., a company incorporated under the laws of the State of Israel, of 7 Giborei Israel St., Netanya 4250407, Israel (the “Company”) and DBSI Investments Ltd., a company incorporated under the laws of the State of Israel (the “Investor”).

RECITALS

A.           The Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby, including raising capital by means of issuance of Company Shares; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company vote to approve this Agreement and the transactions contemplated hereby.

B.            The Investor desires to purchase and the Company desires to issue and sell to the Investor, Company Shares and to issue a Warrant (as defined herein) against the investment by Investor of an aggregate amount of $4,000,000, under the terms and conditions of this Agreement.

C.            The Company and the Investor desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

D.           Concurrently with the execution and delivery of this Agreement and as a material inducement to the Investor, certain shareholders of the Company listed on Exhibit A-1 attached hereto are executing a proxy (“Proxy”), in the form attached hereto as Exhibit A-2, in favor of the Investor, and granting irrevocable proxies to a mutually-agreed-upon proxyholder, pursuant to which such shareholders irrevocably direct the proxyholder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement and the transactions contemplated hereby and the Shareholders Resolutions;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)         “2015 Unaudited Reports” shall mean unaudited, consolidated financial statements of the Company, the nine months period ending on September 30, 2015, prepared in accordance with GAAP.

(b)         “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Investor), oral or written, relating to any Acquisition Transaction.

(c)         “Acquisition Transaction” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which any member of the Company Group is a constituent corporation, and (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 25% of the outstanding securities of any class of voting securities or debt securities of any member of the Company Group,; or (B) in which any member of the Company Group issues securities representing more than 25% of the outstanding securities of any class of voting securities of any member of the Company Group or debt securities; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company Group; (iii) any financing transaction (whether debt, equity or a combination thereof) other than in the ordinary course of business), including by way of a purchase or the restructuring of the Company’s existing debts); or (iv) any liquidation or dissolution of any member of the Company Group.

(d)         “affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.

(e)         “Agreement” shall have the meaning set forth in the recitals of this Agreement.

(f)          “Antitrust Laws” shall mean RTPL and other Legal Requirements of any jurisdiction or Governmental Entity concerning competition, anti-trust or restrictions on trade practices that the parties reasonably determine to apply.

(g)         “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions in Tel Aviv, Israel, are authorized or obligated by law or executive order to close.

(h)         “Charter Documents” shall have the meaning set forth in Section 3.1(b) hereof.

(i)          “Closing” shall have the meaning set forth in Section 2.2 hereof.

(j)          “Closing Date” shall have the meaning set forth in Section 2.2 hereof.

(k)         “Company” shall have the meaning set forth in the recitals to this Agreement.

(l)          “Company Employee Plan” shall mean any plan, program, policy, practice, custom, Contract, agreement (other than employment agreements) or other arrangement applying to any group of employees and providing for compensation, severance, termination pay, deferred compensation, retirement benefits, manager’s insurance, provident or pension funds, performance awards, shares or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded.

(m)        “Company General Meeting” shall have the meaning set forth in Section 6.1 hereof.

(n)         “Company General Meeting Notice” shall have the meaning set forth in Section 6.1 hereof.

(o)         “Company Group” shall mean collectively, the Company and its active Subsidiaries.

(p)         “Company Intellectual Property” shall mean any and all Intellectual Property (including Company Registered Intellectual Property) and Intellectual Property Rights that are owned by, licensed to, or otherwise controlled or used by the Company or any member of the Company Group.

(q)         “Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance, that is materially adverse to the business, condition (financial or other), of the Company Group, taken as a whole, but excluding (u) effects or changes resulting from major acts of terrorism or war, (v) any violation, circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the written request of the Investor, (w) changes or developments in laws applicable to the Company or the enforcement thereof, (x) effects or changes that are generally applicable to the industries and markets in which the Company operates, or (y) changes in the Israeli or world financial markets or general economic conditions (including prevailing interest rates) other than, in the case of subclauses (u), (w), (x), (y), effects of any such changes that disproportionately effect the Company relative to other such industry or market participants.

(r)         “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Shares (whether or not vested) held by any person or entity, each of whom is listed on Section 3.2(c) of the Disclosure Schedule.

(s)         “Company Shares” shall mean the Ordinary Shares, par value NIS 0.015 per share, of the Company.

(t)         “Company Warrants” means warrants to purchase Company Shares.

(u)         “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(v)         “Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

(w)        “Environmental Laws” means all applicable federal, state, local or foreign Laws, codes, rules, orders, ordinances, permits, requirements, final governmental determinations, statutes, administrative guidelines and regulations promulgated thereunder relating to the release or threatened release of any pollutant, sewage, contaminant, or toxic or Hazardous Materials, the protection of the environment, which regulate the management, manufacturing, handling, transport, use, treatment, storage and disposal of Hazardous Substances, and any Laws relating to the recycling and disposal of waste or relating to the protection of human health and safety (including health and safety of employees, occupiers and invitees, and fire safety) as the foregoing are enacted and in effect and in the jurisdiction in which the applicable site or premises are located, including, without limitation, the following statutes and all regulations promulgated thereunder: the Israeli Licensing of Businesses Law, 1968; the Israeli Hazardous Substances Law, 1993; the Israeli Abatement of Nuisances Law, 1961; the Israeli Non-Ionizing Radiation Law, 2006; the Israeli Environmental Treatment of Electrical and Electronic Equipment and Batteries Law, 2012; the Israeli Management of Packaging Law, 2012; the Israeli Clean Air Law, 2008; and the Israeli Water Law, 1959.

(x)         “Environmental Permits“ means any permit, license, certificate, franchise, approval, permission, clearance, certificate, registration, qualification, notice, order, consent, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, including any pending applications, consents, approvals and authorizations, used in or otherwise necessary in the conduct of the Company Group business as now being conducted.

(y)         “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(z)         “Existing Convertible Loan” shall mean a debt in the principal amount of $2,988,000 owed by the Company to FCD and a debt in the principal amount of $102,095 owed by the Company to Ben Zion Gruber, which bears interest in the rate of six months LIBOR+9% per annum (payment thereof is subject to gross-up), all as described in the Standstill Agreement, that may be converted into Company's Shares pursuant to the resolution adopted by the Extraordinary General Meeting on April 16, 2015 .

(aa)       “Extraordinary General Meeting” shall have the meaning set forth in the Israeli Companies Law.

(bb)      "FCD" shall mean Faith Contents Development Ltd., a Hong Kong private Company controlled by Mr. Howard P. L. Yeung the previous controlling shareholder of the Company.

(cc)       “Form 20-F” means Company’s Annual Report on Form 20-F for a certain fiscal year ended on December 31.

(dd)      “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

(ee)       “Governmental Entity” shall have the meaning set forth in Section 3.5(b) hereof.

(ff)         “Hazardous Materials” means (a) any material, waste, compound, substance, or chemical that is defined, listed, or classified as a contaminant, pollutant, toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, hazardous waste, or similar term under Environmental Laws, (b) petroleum, petroleum based, or petroleum derived products and other hydrocarbons, (c) polychlorinated biphenyls, and (d) asbestos.

(gg)       “Indebtedness” shall mean any principal, interest, premiums, fees, indemnifications, reimbursement, penalties, damages and other liabilities payable under the documentation governing any such indebtedness, in respect of all indebtedness of the Company Group for money borrowed from third parties, including (i) any obligation of, or any obligation guaranteed by, any member of the Company Group for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other instruments, (ii) all indebtedness of the Company Group due and owing with respect to letters of credit, surety bond, performance bond or other guarantee of contractual performance, (iii) any deferred payment obligation of, or any such obligation guaranteed by, any member of the Company Group for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (iv) obligation of any member of the Company Group under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company Group against fluctuations in interest or currency rates.

(hh)      “Institution” shall have the meaning set forth in Section 3.9(a) hereof.

(ii)         “Intellectual Property Assets” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

(jj)         “Intellectual Property Rights” shall mean all worldwide, whether common law or statutory rights in (i) ) copyrights, and copyright applications, “moral” rights and mask work rights; (ii) the protection of trade and industrial secrets and confidential information; (iv) licenses, right of use and other proprietary rights relating to Intellectual Property; (v) trademarks, trade names and service marks; (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

(kk)       “Investor” shall mean as set forth in the recitals to this Agreement and any successor or assignee thereof.

(ll)         “Israeli Companies Law” shall mean the Israeli Companies Law, 5759-1999 together with the regulations promulgated thereunder, all as amended.

(mm)     “knowledge” or “known” shall qualify the matter referred to as being (i) in the case of any Person that is not an individual, the actual knowledge of the officers, directors, legal and financial officers of such Person and the facts or circumstances that would be known after reasonable inquiry by any of the foregoing in the course of fulfilling their roles and responsibilities as officers or directors of such Person, (ii) in the case of an individual, the actual knowledge of such individual, and the facts and circumstance that would be known after reasonable inquiry by such individual.

(nn)      “Lease Agreements” shall have the meaning set forth in Section 3.8(a) hereof.

(oo)      “Leased Real Property” shall have the meaning set forth in Section 3.8(a) hereof.

(pp)      “Legal Requirements” shall mean any Israeli, U.S. federal, state or municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(qq)      “Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

(rr)        “Lien(s)” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, levy, charge, option, equity, restriction or other encumbrance of any kind, any conditional sale Contract, title retention Contract, voting Contract or Contract relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, or other Contract that give rise to any of the foregoing other than Permitted Liens.

(ss)       “Material Contract” shall mean any Contract which the Company or each of its Subsidiaries is a party to or bound by that would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(tt)        “Material Customer” shall have the meaning set forth in Section 3.15 hereof.

(uu)      “Material Supplier” shall have the meaning set forth in Section 3.15 hereof.

(vv)      “member of the Company Group” shall mean each of the Company and its Subsidiaries.

(ww)     “New Convertible Note” shall have the meaning set forth in Section 2.4(g).

(xx)        “NIS” shall mean the New Israeli Shekel.

(yy)      “Option Plans” shall have the meaning set forth in Section 3.2(c) hereof.

(zz)       "Permitted Liens" shall mean (i) the Liens securing the Existing Convertible Loan (ii) liens for taxes, assessments or similar charges and assessments not yet delinquent; (iii) Liens of mechanics, materialmen, warehousemen, carriers or other like liens securing obligations incurred in the ordinary course of business; (iv) The Liens securing the Company's Indebtedness to banks and other financial institutions and (v) Liens recorded with the Companies Registrar as of March 31, 2016, securing Indebtedness listed therein.

(aaa)     “Person” shall mean an individual, a corporation, a partnership, an association, a trust, an enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(bbb)   "Proxy" shall have the meaning set forth in the recitals to this Agreement.

(ccc)     “Proxy Statement” shall have the meaning set forth in Section 6.2 hereof.

(ddd)   “Price per Share” shall have the meaning set forth in Section 2.1 hereof.

(eee)     “Purchased Securities” means the Purchased Shares, the Warrant and the Warrant Shares.

(fff)       “Purchased Shares” shall have the meaning set forth in Section 2.1 hereof.

(ggg)   “Registration Rights Agreement” shall have the meaning set forth in Section 2.3(b) hereof.

(hhh)    “Related Agreements” shall mean the Registration Rights Agreement, the Warrant, the New Convertible Note and any and all other agreements, instruments, certificates or other documents delivered by the Company in connection with the consummation of the transactions contemplated hereby.

(iii)        “Required Company Shareholder Vote” shall have the meaning set forth in Section 3.4 hereof.

(jjj)        “RTPL” means the Israeli Restrictive Trade Practices Law, 5748-1988 and the regulations promulgated thereunder.

(kkk)     “SEC” shall mean the United States Securities and Exchange Commission.

(lll)        “SEC Reports” shall mean Company's reports and forms filed with or furnished to SEC under the Exchange Act.

(mmm)  “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(nnn)   “Shareholders Resolutions” shall have the meaning set forth in Section 6.1(a) hereof.

(ooo)     “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation included as part of any Outbound License Agreement, relating to any of the foregoing.

(ppp)    "Standstill Agreement" shall mean that certain Standstill Agreement dated February 1, 2013 by and between the Company and the Lenders stated therein, as amended on April 29, 2014, April 27, 2015, and June 2, 2016.

(qqq)    “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

(rrr)       "Superior Proposal" shall mean a bona fide, irrevocable and binding written Acquisition Proposal (for purposes of this definition, replacing all references in such definition to twenty five percent (25%) with fifty percent (50%)) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor by a third party which (i) is not subject to a financing condition, (ii) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including in respect of the aggregate consideration and the price per share offered under the Superior Proposal), after taking into account the Termination Fee hereunder and including any proposal by the Investor to amend the terms of this Agreement, and (iii) is likely of being consummated on the terms proposed within a period that is not longer than the period provided under this Agreement for consummation of the Investment.

(sss)     “Warrant” means a warrant to purchase up to (i) 8,510,638 Company Shares, at an exercise price of $0.235 per each share, and (ii) 7,272,727 Company Shares, at an exercise price of $0.275 per each share, in the form attached hereto as Exhibit B, but subject to adjustment as set forth therein.

(ttt)       “Warrant Shares” the Company’s shares issuable pursuant to the exercise of the Warrant.

1.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

1.3           Other Definitional Provisions. The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise noted, all references to “$” shall be nominated in U.S. dollars.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

2.1           Sale and Purchase of Purchased Securities.  At the Closing and subject to the terms and conditions of this Agreement (and subject further to the adjustments set out in Section 2.5), the Company will issue and sell to the Investor and the Investor will buy from the Company (i) 17,021,277 Company Shares (the “Purchased Shares”), in consideration for a price per each Company Share of $0.235 (the “Price Per Share”), and (ii) the Warrant, for no additional consideration. In the event that the Warrant is exercised in accordance with its terms, then the Warrants Shares issued thereunder shall, from the date of exercise, be deemed to be Purchased Shares hereunder and shall be treated, for all purposes under this Agreement as Purchased Shares issued under this Agreement.

2.2           Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the consummation of the sale of the Purchased Shares and the Warrant (the “Closing”) will take place on the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Meitar, Liquornik, Geva, Leshem, Tal, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, unless another time or place is mutually agreed upon in writing by the Investor and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.  All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

2.3           Investor’s Deliveries at the Closing.  At the Closing, the Investor shall transfer or deliver, or cause to be transferred or delivered to the Company, the following:

(a)         By wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing Date, the aggregate Price Per Share for the Purchased Shares.

(b)         A counterpart of the Registration Rights Agreement between the Company and the Investor, in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by the Investor.

(c)         A counterpart of the Convertible Note between the Company and the Investor, in the form attached hereto as Exhibit E, (the “New Convertible Note”) duly executed by the Investor, and pursuant to which the Company may demand (by a special committee composed of independent directors) that the Investor loan to the Company an amount equal to US$3,175,000 so as to ensure that the Company has sources to repay the Existing Convertible Loan, and which New Convertible Note contains terms which are more beneficial to the Company than the Existing Convertible Loan, all as set forth therein; and

2.4           Company’s Deliveries at the Closing.  At or prior to the Closing, the Company shall deliver, or cause to be delivered to the Investor, the following:

(a)         A certificate, dated as of the Closing Date, duly executed on behalf of the Company by its Chief Executive Officer, in his capacity as an officer of the Company, certifying the fulfillment of the conditions specified in Sections 7.2(a) and  7.2(d) hereof;

(b)         A certificate, dated as of the Closing Date and duly executed on behalf of the Company by an officer of the Company, certifying (i) the Amended Articles of Association, in the form attached hereto as Exhibit C (the “Amended Articles”), as the Articles of the Company in effect, (ii) that the resolutions of the Board of Directors of the Company, attached hereto as Exhibit D, whereby this Agreement, the Related Agreements and the transactions contemplated hereby and thereby were approved and were not revoked or amended since their adoption, (iii) that the Shareholders Resolutions approved at the Company General Meeting were not revoked or amended since their adoption, and (iv) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement, the Related Agreements and any agreements, instruments, documents and certificates executed or to be executed and delivered by the Company pursuant hereto or thereto;

(c)         Duly executed minutes of the Company General Meeting whereby the Shareholders Resolutions were approved by the Required Company Shareholder Vote;

(d)         Duly executed shares certificate(s) registered in the name of the Investor representing the number of Purchased Shares purchased by the Investor, in such form as mutually agreed upon (including electronic form);

(e)         The Warrant in the name of the Investor;

(f)         Evidence reasonably satisfactory to the Investor that, the individuals set forth on Exhibit 2.4(f) hereof under the caption "Resigning Directors" have resigned from their office as directors and that, the individuals set forth on Exhibit 2.4(f) hereof under the caption "New Directors" have been duly appointed as directors of the Company to fill vacancies in accordance with Article 41 of the Company's Amended Articles, subject to and effective as of the Closing Date;

(g)         Executed D&O Indemnification Agreements, in the form attached hereto as Exhibit 2.4(g) with each of the individuals set forth on Exhibit 2.4(g);

(h)         A copy of the notice to the Registrar of Companies, duly notifying of the adoption of the Amended Articles and increase of registered share capital;

(i)          Evidence reasonably satisfactory to the Investor that the agreement with GRE Investment House Ltd. ("GRE") dated December 22, 2015 has been amended such that GRE shall be entitled to receive the fees thereunder (in cash and warrants) only based on the actual investment made at the Closing and not the New Convertible Note or the Warrant;

(j)          A counterpart of the Registration Rights Agreement, duly executed by the Company; and

(k)         A counterpart of the New Convertible Note, duly executed by the Company.

2.5           Recapitalization Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares and all calculations provided for that are based upon numbers of any shares (including, without limitation, price per share and exercise price) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule to be delivered by the Company to the Investor at the Closing, attached hereto as Exhibit H (the “Disclosure Schedule”) (each of which disclosures, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to the Investor under this Article III), the Company hereby represents and warrants to the Investor, as follows:

3.1           Organization of the Company

(a)         Each member of the Company Group is a corporation duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.  Each member of the Company Group is duly qualified or licensed to do business and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing as a foreign corporation or business entity in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to be material to the business of the Company Group.

(b)         The Company made available to the Investor a true and correct copy of its Memorandum of Association and Articles of Association, as in effect on the date hereof (collectively, the “Charter Documents”), and, except as listed in Section 3.1(b) of the Disclosure Schedule, a complete and correct copy of the equivalent organizational documents of its active Subsidiaries as requested by the Investor, as in effect on the date hereof.  Such Charter Documents and equivalent organizational documents of its active Subsidiaries are in full force and effect.  No member of the Company Group is in material violation of any of the provisions its Charter Documents, or equivalent organizational documents, as the case may be.  As of Closing, the Amended Articles shall have been duly approved and adopted by all necessary corporate action and shall be valid and in full force and effect.

3.2           Company Capital Structure

(a)         The registered share capital of the Company as of immediately prior to Closing is NIS 450,000 divided into 30,000,000 Company Shares, of which [15,898,965] Company Shares are issued and outstanding as of the date hereof. No Company Shares are dormant shares nor held in treasury by any member of the Company Group.  The aggregate number of Company Shares issued and outstanding as of immediately prior to the Closing is as stated in the certificate delivered pursuant to Section 2.4(a).   All outstanding Company Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is or was a party or by which it is or was bound, that were not complied with or waived.  No holder of Company Shares is in default in payment of any sum referred to in Article 13 of the Charter Documents. All outstanding Company Shares have been issued (X) in compliance with all applicable securities laws and other applicable Legal Requirements, and (Y) in material compliance with all applicable requirements set forth in Contracts.  The Company has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Company Shares, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement), which Liabilities have not been fully satisfied and fulfilled.  There are no declared or accrued but unpaid dividends with respect to any Company Shares.  Except for the Proxy and proxies given by beneficial holders of Company Shares holding such shares through brokers, authorizing their brokers to vote such Company Shares, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of any member of the Company Group to which the Company is a party or by which it is bound. Other than as listed in Section 3.2(a)(2) of the Disclosure Schedule, there are no agreements to which any member of the Company Group is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group (which shall have been terminated by and superseded with the Registration Rights Agreement).

(b)         The Purchased Shares and the Warrant Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement or, with respect to the Warrant Shares, in the manner set forth in the Warrant, will be validly issued, fully paid, nonassessable, free and clear of all Liens and duly registered in the name of the Investor in the Company’s share register. On the Closing Date the Company shall have reserved from its duly authorized share capital the maximum number of Company Shares for issuance of the Warrant Shares. The Purchased Shares and the Warrant Shares will have the rights, preferences, privileges and restrictions set forth in the Amended Articles, as amended from time to time. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not obligate the Company to issue Company Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security.  The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person or entity the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.

(c)         True, correct and complete copy of the share option plan, program or arrangement of the Company Group, as amended from time to time (the “Option Plan”), and the forms of all Contracts and instruments relating to or issued under the Option Plan have been made available to the Investor, and such Option Plan and Contracts have not been amended, modified or supplemented since being made available to the Investor, and there are no agreements, understandings or commitments to amend, modify or supplement such plan or Contracts in any case from those made available to the Investor. Except for the Option Plan listed on Section 3.2(c)(1) of the Disclosure Schedule, no member of the Company Group has adopted, sponsored or maintained any stock option plan or any other plan, agreement or arrangement providing for equity compensation to any Person.  The Company has reserved an aggregate amount of 3,000,000 Company Shares for issuance under the Option Plan upon the exercise of Company Options, of which 3,000,000 Company Shares remain available for issuance thereunder.

(d)         There are no outstanding Company Warrants or Company Options.

(e)         Other than as set forth in Sections 3.2(a), 3.2(c) and 3.2(d) of the Disclosure Schedule, the conversion rights of FCD pursuant to the existing Convertible Loan and the transactions contemplated by this Agreement, there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of any member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from any member of the Company Group, and no obligation of any member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of any member of the Company Group or other similar rights.

(f)         Except for the Existing Convertible Loans no bonds, debentures, notes or other indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is in convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.

(g)         Except for Section 3.2(g) of the Disclosure Schedule, no member of the Company Group has agreed, is obligated to, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any Person (other than in other member of the Company Group).

3.3           Subsidiaries.  As of the date hereof, the Company has no active subsidiaries other than as listed in Schedule 3.3 of the of the Disclosure Schedule.  To the Company's Knowledge, all outstanding shares of the capital stock of each active Subsidiary are duly authorized, validly issued, fully paid, non-assessable and were issued in compliance with all applicable securities laws and other applicable Legal Requirements, and to the Company's Knowledge, all such shares are owned by the Company, beneficially and of record, in each case, free and clear of all Liens. Neither the Company nor any of its Subsidiaries own, to the Company's Knowledge, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in any Person (other than a member of the Company Group).

3.4           Authority.

(a)         The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Required Company Shareholder Vote with respect to this Agreement and the Related Agreements, to consummate the transactions contemplated by this Agreement and the Related Agreements.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject to obtaining the approval by the Required Company Shareholder Vote of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(b)         The sufficient vote necessary to approve the Shareholders Resolutions is the affirmative vote of a majority of the voting power of the Company Shares present and voting thereon at the Company General Meeting at which a quorum is present, except that with respect to the amendment and replacement of the Company’s Articles of Association with the Amended Articles including the increase of the Company’s registered share capital  the necessary vote is the affirmative vote of a special majority, representing the holders of no less than 75% of the voting power of the Company Shares present and voting thereon at the Company General Meeting (the “Required Company Shareholder Vote”). The quorum required for holding the Company General Meeting is two or more holders of Company Shares, present in person or by proxy, holding or representing one third of the total voting rights in the Company.

(c)         The Board of Directors of the Company, by resolutions duly adopted at a duly held meeting (and not thereafter modified or rescinded) by the vote of the Board of Directors of the Company, has unanimously (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby; (ii) approved and adopted this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby; (iii) recommended the amendment and replacement of the Company’s Articles of Association with the Amended Articles, and (iv) directed that this Agreement, the adoption of the Amended Articles, the Related Agreements, and the transactions contemplated hereby and thereby be submitted to the shareholders of the Company vote and recommended that the Company’s shareholders grant such approval.

(d)         This Agreement has been, and each of the Related Agreements to which the Company is a party will be as of their dates of execution, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(e)         Each of the Proxies constitutes an instrument that is valid and binding on the Company for the appointment of a proxy by each of the Persons executing such Proxy so that only the Person designated in such Proxy as the proxyholder shall be counted as part of the quorum of and be entitled to vote at the Company General Meeting in respect of the Company Shares represented by such Proxy, in lieu of the holder thereof.

3.5           No Conflicts; Consents.

(a)         The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company or the equivalent organizational documents of each Subsidiary, (ii) any law, rule, regulation, order, judgment or decree applicable to any member of the Company Group or by which any of its material properties is bound or affected, subject to obtaining the Required Company Shareholder Vote, or (iii) any material Contract. The execution and delivery by the Company of this Agreement, and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of any member of the Company Group.

(b)         Other than as listed in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, declaration or filing with or notification to, any United States, Israeli, or foreign court, administrative agency, commission, federal, state, local, governmental or regulatory authority (a “Governmental Entity”) with respect to any member of the Company Group, except for (a) notifications and approvals under Antitrust Laws, (b) the notice or application to the Nasdaq Stock Market LLC for the issuance, sale and listing of the Purchased Shares and the Warrant Shares and (c) the filing with the SEC of reports under the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement.

3.6           Financial Statements; Undisclosed Liabilities.

(a)         The financial statements of the Company included (or incorporated by reference) in the Company’s reports, filings and forms filed with or furnished to the SEC under the Exchange Act (including the notes thereto) during the two-year period preceding this Agreement and the 2015 Unaudited Reports, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such filing statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required in accordance with GAAP. Such financial statements fairly present in all material respects, in accordance with GAAP, the financial condition as of the dates indicated and the cash flows and the results of the operations for the periods specified of the Company and its active Subsidiaries on a consolidated basis.

(b)         No member of the Company Group has any Indebtedness or Liabilities other than those which have been (i) recorded, accrued or reserved against on the Company's balance sheet as of December 31, 2015 included in the 2015 Unaudited Reports, (ii) listed on Section 3.6(b) of the Disclosure Schedule, or (iii) have arisen in the ordinary course of business.

3.7           Restrictions on Business Activities.  There is no Contract, judgment, permanent or temporary injunction, order or decree to which any member of the Company Group is a party or that is otherwise binding upon any member of the Company Group which has the effect of prohibiting, limiting, restricting or impairing, in any material respects, any business practice of the Company Group in any of its product lines, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by the Company Group in any of its product lines, or otherwise limiting the freedom of the Company Group to engage in any of its product lines or to compete with any Person in each case, in any material respect.  Without limiting the generality of the foregoing, no member of the Company Group has entered into any agreement under which the Company Group is restricted, in any material respect, from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, which restriction is material to the Company Group in any of its product lines.

3.8           Title to Properties and Assets.

(a)         Each member of the Company Group has good and valid title to all of their respective material properties, and interests in material properties and assets, real and personal, or, with respect to material leased properties and assets, valid leasehold interests in such properties and assets which afford such member of the Company Group valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except such imperfections of title and non-monetary Liens as do not and will not detract, in any material respect, from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair, in any material respect, business operations involving such properties.

(b)         The plant, property and equipment of each member of the Company Group that are used in and are material for the operations of their respective businesses are (i) adequate for the conduct of the business of the Company Group as currently conducted and as currently proposed to be conducted, (ii) in good operating condition and repair, regularly and properly maintained, subject to normal wear and tear, and (iii) not obsolete, or in need of renewal or replacement, except for obsolete, renewal or replacement in the ordinary course of business, consistent with past practice.

(c)         No member of the Company Group, owns any real property.  Section 3.8(c)(2) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from any member of the Company Group or otherwise used or occupied by any member of the Company Group for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.  To the Knowledge of the Company, all such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or Lien, any rental that is past due, or any event of material default and after giving effect to any grace period (or event which with notice or lapse of time, or both, would constitute such default). Nor the Company, nor, to the Knowledge of the Company, any member of the Company Group has received any written notice of a material default, alleged material failure to perform, or any material offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Leased Real Property is in good operating condition and repair, subject to normal wear and tear, and otherwise suitable for the conduct of the business of the Company Group as currently conducted in all material respects.  To Company's Knowledge, and other than as listed in Section 3.8(c) of the Disclosure Schedule, the operation of the members of the Company Group on the Leased Real Property does not violate any applicable building code, zoning requirement or statute relating to such property or operations thereon in any material respect, and any such non-violation is not dependent on so-called non-conforming use exceptions.

3.9           Intellectual Property.

(a)         The Company, and to Knowledge of the Company, each of its active Subsidiaries, owns or possesses the valid  right to use all Intellectual Property Rights and to all Intellectual Property Assets, necessary to conduct their respective businesses, except when the failure to own or possess such rights would not individually or in the aggregate, have a Company Material Adverse Effect.

(b)         To the Knowledge of the Company, no activities of the Company's business infringes, misappropriates, or otherwise violates, valid and enforceable Intellectual Property Rights of any other person, and the Company has not received written notice of any challenge, which is to its Knowledge still pending, by any other person to the rights of the Company with respect to any Intellectual Property Rights or Intellectual Property Assets owned or used by the Company.

(c)         To the Knowledge of the Company, the Company’s business as now conducted does not give rise to any infringement of, any misappropriation of, or other violation of, any valid and enforceable Intellectual Property Rights of any other person.

(d)         All licenses for the use of the Intellectual Property Rights described in Section 3.9 of the Disclosure Schedule are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms.  The Company has complied in all material respects with, and is not, to its Knowledge, in breach nor has it received any asserted or threatened claim of breach of any Intellectual Property license, and the Company has no Knowledge of any breach or anticipated breach by any other person to any Intellectual Property license.

(e)         During the last seven (7) years no claim has been made against the Company alleging the infringement by the Company of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person.

(f)         The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.

(g)         The Company has at all times complied in all material respects with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company's business.  No claims have been asserted or threatened against the Company alleging a violation of any person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Company's business.  The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(h)         Section 3.9(a) of the Disclosure Schedule lists all items of the Company Intellectual Property as of the date hereof which were developed with (x) funding, facilities or resources provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by any Governmental Entity or quasi-Governmental Entity, or (y) funding, facilities or resources provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by a university, college, educational institution, research center, foundation or similar institution (collectively, an “Institution”).

(i)          All employees of the Company and all representatives, agents and independent contractors of the Company who have contributed to or participated in the creation, conception, reduction to practice, or development of the Company Intellectual Property as currently used by the Company (collectively, “Personnel”) have executed and delivered to the Company a proprietary information, confidentiality and assignment agreement, (i) restricting such Personnel’s right to disclose proprietary information of the Company, and (ii) according and assigning to the Company full, effective, exclusive and original ownership of all rights in any derived Intellectual Property Assets and Intellectual Property Rights.

3.10         Anti-Bribery; Export. Neither the Company nor any director, officer, agent, employee, or other person associated with or acting on behalf of the Company has or will, directly or indirectly, violate any provision of applicable laws rules or regulations governing corrupt or illicit business practices (such as, by way of example, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any other equivalent law of other jurisdiction), including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, or dealing with business practices regarding investments outside of any applicable jurisdiction. The Company has not and will not, directly or indirectly, use any Company funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Company funds; establish or maintain any unlawful or unrecorded fund of Company moneys or other assets; or make or receive any unlawful bribe, rebate, payoff, influence payment, kickback, or other payment.

3.11         Compliance with Trade Control Laws.

(a)         Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company is, and at all times has been, in compliance with all applicable laws, including all export, import and other trade compliance laws (including, without limitations, the Israeli Defense Export Control Law, 2007, the Israeli Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, the Israeli Trading with the Enemy Ordinance, 1939, or other Applicable Laws related to or governing such matters). The Company has not received any written notice of or been charged with the violation of any law. The Company has not been and is not under investigation with respect to the violation of any laws.

(b)         The Company is not in default (i) under the Company’s Articles of Association or other formative document of the Company, or (ii) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which  the Company or any of its respective properties is bound or affected, or (iii) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the Knowledge of the Company, no third party is in default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected.

(c)         The Company and each of its Subsidiaries holds all permits, export licenses, certificates, authorizations and similar licenses and approvals granted to the Company or a Subsidiary from or with any Governmental Authority (“Permits”) as are necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease or operate any properties and assets used in the business by the Company and its Subsidiaries (the “Material Permits”).  For the avoidance of doubt, Permits issued to the Company or its Subsidiaries or to any other person pursuant to which the Company or its Subsidiaries has had access to landing rights or market access authorization and any Permit issued under the International Traffic in Arms Regulations (the "ITAR"), U.S. Department of Commerce’s Export Administration Regulations (the "EAR") or by the Israeli Ministry of Defense or the Israeli Ministry of Economy, to the extent applicable, are included within the term Material Permits.

(d)         The Company and each of its Subsidiaries is in compliance with the terms of the Material Permits and, to the Knowledge of the Company, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any Material Permit.  Neither the Company nor any of its Subsidiaries has received notice of any revocation, violation or modification (or any proposed revocation or modification) of any Material Permit.

(e)         Any and all products produced, manufactured, marketed or distributed by any member of the Company Group and their underlying technology, are owned exclusively by the Company and were developed exclusively in and originated exclusively from the State of Israel.

(f)         All U.S. origin items, both software and hardware, contained in the Company’s products are listed on Section 3.11(d) of the Disclosure Schedule with their respective export control classification numbers (ECCNs), if any.

(g)         None of the Company’s products contains U.S. origin content having an aggregate cost to the Company equaling or exceeding 25% of the actual sale price of such product to any customer or partner.

(h)         Except as disclosed in Section 3.11(h) of the Disclosure Schedule, none of the Company’s products contains any encryption developed by the Company.

(i)         The Company made full disclosure to the Investor of all encryption functionality used in or called by the Company’s products or technology. Section 3.11(i) of the Disclosure Schedule contains a complete list of the encryption functionality used in or called by each the Company’s products or technology, together with the export control classification information received from the supplier of each encryption item. Any encryption listed on such schedule which is open source is indicated as being open source on such schedule. The Company holds and maintains all Consents and Governmental Authorization required for any Encryption Item, or is exempted from such requirement (including, without limitation, from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974, as amended, or other local or foreign legislation regulating the development, commercialization or export of technology).

(j)         Except as disclosed in Section 3.11 of the Disclosure Schedule, the Company has not made any shipments of its products or any of its components to and has no obligations to any third party located in Iran, Syria, Lebanon, Iraq, Libya, Cuba, Sudan, Somalia, Cote d'Ivoire, Liberia, Democratic Republic of Congo (DRC), North Korea, Belarus, Ukraine, Russia, Burma, Balkans,  Burundi, Central African Republic, Venezuela, Yemen or Zimbabwe or any other country which has been defined as sanctioned country by the Office of Foreign Assets Control of the US Department of the Treasury.

(k)         The Company has not entered into, and the Company’s business does not and has not contained any transaction that falls within the scope of, and has not, directly or indirectly, engaged in any operation in violation of, the sanctions and restrictive measures of any applicable state, jurisdiction.

(l)         All exports and imports by the Company have been made in compliance with applicable law and any commitments under the applicable contracts. The Company has obtained all permits necessary for marketing, importing and exporting its products and related services, and all such permits are valid, current and in full force and effect.

(m)         The Company made full disclosure to the Investor of all correspondence with any Governmental Body relating to the export control classification of its products, enforcement matters, or any other inquiries, requests or communications. There are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to any marketing, import or export permits, and there are no actions, conditions or circumstances pertaining to the Company’s marketing, import or export transactions under any of the agreements to which it is a party that would reasonably be expected to give rise to any future claims.

(n)         The Company undertakes to comply with any reasonable requirement of the Investor to ensure compliance of the Company with any of the export control laws which apply to the Company.

3.12          Accounting Controls; Sarbanes-Oxley Act.

(a)         The accounting controls of the Company Group have been and are sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization, and (b) all transactions are recorded as necessary to permit the accurate preparation of its financial statements and to maintain proper accountability for such items.

(b)         The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are reasonably designed to ensure that information relating to the Company Group is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer so that timely decisions may be made regarding disclosure of information required to be included in the Company’s periodic and current reports submitted or filed under the Exchange Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)         Each member of the Company Group has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to the Investor a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2013..

(d)         There are no outstanding loans or other extensions of credit made by any member of the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)         Except as set forth in Section 3.12(e) of the Disclosure Schedule  the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC for an issuer that is listed on the NASDAQ Capital Market.

(f)         Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq Stock Market LLC, and the statements contained in any such certifications are complete and correct.

3.13         Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule, (a) each of the Company Group and its affiliates is now and to the Knowledge of the Company, has been incompliance in all material respects with all Environmental Laws and each has now and always has all Environmental Permits required under Environmental Laws for the conduct and operation of its business as now being conducted, and the Company Group and its affiliates is and has been always in compliance in all material respects with all Environmental Permits required under Environmental Laws for the conduct and operation of its business as now being conducted; ; (b) there is not now and has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company Group, or any property previously owned, leased or operated by the Company Group, except in material compliance with all applicable Environmental Laws and no Hazardous Materials have been released on, in, or under any property currently owned, leased or operated by the Company Group, or any property previously owned, leased or operated by the Company Group, in a manner that would give rise to liability to the Company or the Company Subsidiary under Environmental Laws or under any agreement; (c) the Company Group has not received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Laws, nor to the Company Group's Knowledge is there any factual basis for any such notice or claim; (d) there is no site to which the Company Group has transported or arranged for the transport of Hazardous Materials which is the subject of any environmental action; (e) there is currently no underground or aboveground storage tank (whether active or abandoned) at any property currently owned, leased or operated by the Company Group; (f) there is currently no asbestos nor any asbestos-containing materials used in, applied to, or in any way incorporated in any building, structure, or other improvement on the property currently owned, leased or operated by the Company Group; (g) There are no facilities that manufacture or produce ionizing radiation or non-ionizing radiation or electromagnetic radiation or Laser radiation at any property currently owned, leased or operated by the Company Group and the radiation level does not exceeds The level of radiation permitted  by the Environmental Laws; (h) the Company Group has not released any other Person from claims or liability under any Environmental Laws nor has it waived any rights concerning any claims under any Environmental Laws; (i) the Company Group is not an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Laws, (j) the Company Group has not entered into nor agreed to any consent order or decree, or contract, nor is it subject to any judgment, settlement, order, or agreement relating to, compliance with, or liability under, any Environmental Laws, Environmental Permits, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (k) the Company has provided true, complete and correct copies of all environmental insurance policies to the Investor, and (l) true, complete and correct copies of all sampling results, environmental or safety audits or inspections, or other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company Group or property currently or formerly owned, leased or operated by the Company, have been provided to the Investor.

3.14         Material Contracts. Each Material Contract has been duly filed with the SEC.  Other than as listed in Schedule 3.14 of the Disclosure Schedule, none of the Company Group is (with or without notice, lapse of time or both) in material default or breach under any Material Contract, and to the knowledge of the Company, no other party to such Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.  Complete and correct copies of all Material Contracts have been made available to the Investor or its Representatives by the Company.

3.15         Material Customers; Material Suppliers.

(a)         Since December 31, 2015, there has not been (i) any material adverse change in the relationship of any member of the Company Group with each of the customers, distributors or resellers that were the ten largest costumers, distributors or resellers of the Company Group in 2015 in terms of the amount of revenues in each of the Company Group’s product lines (each a “Material Customer”), or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material term (including credit terms) of the related agreements with any such Material Customer.  During the past two years, no member of the Company Group has received any written customer complaint concerning the business, other than complaints made in the ordinary course of business that, individually or in the aggregate, have been material. Section 3.15(a) of the Disclosure Schedule is a complete and accurate list of all the Material Customers.

(b)         Since December 31, 2015, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any of the ten largest suppliers of the Company Group in 2015 in terms of the amount of payments in each of the Company Group’s product lines (each a “Material Supplier”), or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such Material Supplier. Section 3.15(b) of the Disclosure Schedule is a complete and accurate list of all the Material Suppliers.

(c)         No other Person having a material business relationship with any member of the Company Group has informed any member of the Company Group that such Person, and the Company does not otherwise have reason to believe that any such Person, intends to change such relationship, whether or not as a result of the entering into of this Agreement or the Related Agreements or the consummation of any other transaction contemplated hereby or thereby.

3.16         Interested Party Transactions.

(a)         To the Company's Knowledge, and except as disclosed in Section 3.16 of the Disclosure Schedule, none of the officers or directors of the Company Group has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company Group; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.16.  None of the Company’s current officers or directors, nor, to the Company's Knowledge, any former officer or director or any shareholders of the Company holding Company Shares in excess of 2.5% of the Company’s issued and outstanding share capital or any member of their immediate families, is a party to or otherwise directly or indirectly interested in, any Contract to which the Company Group is a party or by which the Company Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as a current officer, director, employee or consultant thereof.  To Company’s Knowledge, none of said officers and directors has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company Group. No employee or shareholder has any loans outstanding from any member of the Company Group (other than advances to employees in the ordinary course of business consistent with past practice).

(b)         All Material Contracts currently in effect (i) with a third party other than a shareholder, officer or director of any member of the Company Group (or a Person who, to the Company Group’s knowledge, is an affiliate thereof) have been negotiated and entered into on an arm’s-length basis; and (ii) with a shareholder, officer or director of any member of the Company Group, or with a Person who, to the Company Group’s knowledge, is an affiliate thereof, were approved in accordance with the procedures of the Israeli Companies Law relating to approval of transactions with interested parties.

(c)         All Material Contracts with Affiliates, officers or directors of the Company Group which are required to be disclosed in the SEC Reports have been so disclosed.

3.17         Governmental Authorization; Compliance with Legal Requirements.  Other than as disclosed in Section 3.17 of the Disclosure Schedule, each material consent, license, permit, grant or other authorization pursuant to which the Company Group currently operates or holds any interest in any of its properties, or which is required for the operation of the business of the Company Group as currently conducted or the holding of any such interest has been issued or granted to the Company Group, as the case may be, and to the Company's Knowledge, is in full force and effect. To Company's Knowledge, each member of the Company Group, and the conduct and operations of its business, is in compliance in all material respects with all Legal Requirements.

3.18         Litigation.  There is no material action, suit, claim, injunctions, decrees, orders, judgments or legal proceeding of any nature (collectively, “Litigation”) (other than ex-parte) pending, or, to the Knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacities as such, except in the case of current or former employees of the Company Group, a Litigation which is made against a member of the Company’s Group, in its ordinary course of business, and also names a current of former employee as a defendant.  To the Company's Knowledge, there is no investigation or other proceeding pending or threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Entity.  Other than as listed in Section 3.18 of the Disclosure Schedule, the Company is not aware of any circumstances in which any Governmental Entity has in the last 12 months initiated proceedings against the Company questioning the legal right of any member of the Company Group to conduct its operations as currently or previously conducted during such 12 month period. To the Company Knowledge, it has made available to the Investor correct copies of all material documents under its possession or as per Investor's request relating to the actions, suits, claims, litigations, investigations or other proceedings listed in Section 3.18 of the Disclosure Schedule and has made available to the Investor all material information known to it.

3.19         Insurance.  Complete and correct copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each member of the Company Group, have been made available to the Investor or its Representatives by the Company, including the type of coverage, the carrier, the amount of coverage, the term, the annual premiums and self insured retention of such policies.  There is no claim by any member of the Company Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed (in part or in whole) by the underwriters of such policies or bonds, other than as listed in Section 3.19(a) of the Disclosure Schedule.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and each member of the Company Group is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect.

3.20         Brokers’ and Finders’ Fees.  Other than as described in Section 3.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group.

3.21         SEC Filings.  During the last three years, the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act, the Exchange Act and the rules and regulations of the Nasdaq Stock Market LLC. None of the SEC Reports, as of the date of its filing or furnishing, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not false or misleading.

3.22         Material Adverse Change.  Since December 31, 2015, the Company Group have conducted their business in all material respects in the ordinary course consistent with past practice, and there has been no event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

3.23         Taxes.

(a)         The Company Group has duly and timely withheld and paid all material Tax amounts required to be so withheld and paid pursuant to applicable laws and regulations.

(b)         The Company Group has timely filed all material applicable returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (“Tax Returns”) required to be filed with the applicable taxing authority in all applicable jurisdictions, and all such Tax Returns were, upon the filing thereof, true, complete and correct in all material respects and have been prepared in compliance with all applicable laws in all material respects.

(c)         The Company Group is not in default under any obligations to pay any Tax, except where the failure to pay such Taxes would not reasonably be expected to have a Material Adverse.

3.24         Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company that on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

4.1           Organization and Power.  The Investor is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.

4.2           Authority.  The Investor has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor.  This Agreement and any Related Agreements to which the Investor is a party have been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           Consents.  The execution and delivery by the Investor of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any Governmental Entity, except for notifications and approvals under Antitrust Laws.

4.4           No Conflicts.  The execution and delivery of this Agreement and any Related Agreement to which the Investor is a party do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Investor’s incorporation or formation documents; (ii) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties are bound or affected; (iii) any material Contract to which it is a party to; and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets.

4.5           Absence of Litigation.  As of the date hereof, the Investor is not engaged in, or a party to, or, to its knowledge, threatened with, any civil, criminal or administrative, actions, suits, claims, proceedings or investigations before any Governmental Entity, that seeks to restrain, materially modify or invalidate this Agreement and the transactions contemplated hereby.

4.6           Experience; Accredited Investor.  (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company, without limitation of the representations and warranties included in ARTICLE III, has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchased Shares and has had the opportunity to ask questions of and receive answers from the Company concerning such information; (ii) the Investor is acquiring the Purchased Securities in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Purchased Securities and does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting the Investor’s right to sell or distribute in compliance with the Securities Act and the rules and regulations thereunder); nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Purchased Securities for any period of time; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Securities, nor will the Investor engage in any short sale that results in a disposition of any of the Purchased Securities by the Investor, except in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws; and (iv) the Investor is either an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act or is not a "U.S. Person" within the meaning of Rule 902(k) under the Securities Act.  Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.7           Exemption from Registration. The Investor understands that the Purchased Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Securities.

4.8           Financial Ability. The Investor has the financial sources enabling it to acquire the Purchased Shares against payment of the aggregate Price Per Share in consideration thereof on the Closing Date.

4.9           Risk of Loss.  The Investor understands that its investment in the Purchased Securities involves a significant degree of risk, including a risk of total loss of Investor’s investment.  The Investor understands that no representation is being made as to the future value or market price of the Company Shares.  The Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Securities and has the ability to bear the economic risks of an investment in the Purchased Securities.

4.10         Transfer or Resale.  The Investor understands that, until all of the applicable provisions of Section 5.2 hereof are satisfied, any certificates representing the Purchased Securities will bear a restrictive legend in substantially the following form:

“NEITHER THE OFFER, ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES AUTHORITIES OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY (WHICH OPINION SHALL NOT BE REQUIRED FOR A SALE PURSUANT TO RULE 144(b)(1) UNDER THE SECURITIES ACT, PROVIDED THAT THE COMPANY HAS RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144 (b)(1)).”

4.11         No Holding of Company Shares.  The Investor does not hold, alone or together with any Person, any Company Shares, any options or warrants or depositary receipts evidencing Company Shares or any other rights to acquire Company Shares or any securities exchangeable or exercisable for or convertible into Company Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, Company Shares, or has any agreements or understanding with any third party to such effect.  The Investor has not entered into any transaction or any Contract that transfers or purports to transfer, in whole or in part, any of the economic consequences of ownership of Company Shares to it.

4.12         Exclusive Representations and Warranties.  Except for the representation and warranties contained in this Agreement, neither the Investor nor any other Person on its or behalf makes any express or implied representation or warranty with respect to itself or the transactions contemplated by this Agreement or the Related Agreements, and the Investor disclaims any other representations or warranties, express or implied, whether made by the Investor or any other Person.

ARTICLE V

CONDUCT BETWEEN SIGNING AND CLOSING

5.1           Conduct of Business of the Company.  Except as expressly contemplated by this Agreement or to the extent that the Investor shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each member of the Company Group shall, (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) observe in all material respects all provisions of, and perform in all material respects all its obligations under, any Material Contract, (iii) preserve intact its present business organizations, (iv) use reasonable efforts to keep available the services of its present officers and key employees, and (v) use best efforts to preserve the relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall, and shall cause each member of the Company Group to pay its debts, Liabilities and Taxes, and pay or perform other material obligations when due (including accounts payable) in the usual, regular and ordinary course of business. In addition to the foregoing, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, or pursuant to a Legal Requirement (in each case after consultation with counsel and, to the extent reasonably feasible, prior written notification of at least five (5) days to the Investor), the Company shall not and shall not permit any member of the Company Group, to do any of the following, without the prior written consent of the Investor, which shall not be unreasonably withheld and which shall be given within (3) three Business Days of receipt of a reasonably detailed request accompanied by all reasonable necessary documentation and information:

(a)         cause or permit any amendments to its organizational documents;

(b)         declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor);

(c)         issue, sell, pledge, dispose of, encumber, deliver or authorize, agree or commit to issue, sell, pledge, dispose of or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or any other ownership interest (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any member of the Company Group, other than (i) Company Shares issued upon exercise of Company Options or Company Warrants outstanding on the date hereof and listed on Section 3.2 of the Disclosure Schedule; and (ii) grants of Company Options made in the ordinary course of business in amounts and other terms consistent with past practice;

(d)         make any expenditures or enter into any new commitment or transaction exceeding $200,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(e)         pay, discharge, release, waive or satisfy, or enter into any commitment to do the same, any Liability, other than the payment, discharge or satisfaction in the ordinary course of business, of Liabilities when they become due;

(f)         adopt or change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), other than in order to conform with GAAP or as  required by the Company’s auditors;

(g)         make or change any material election in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (other than settlement for payments below $200,000), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions which are not in the ordinary course of business consistent with past practice or as otherwise presented to the Investor prior to the date hereof;

(h)         incur any Indebtedness, or make any loan to any Person or guarantee any indebtedness of any Person, or purchase debt securities of any Person, or amend the terms of any outstanding loan agreement; provided that grant of credit to customer on customary terms in the ordinary course of business consistent with past practice shall not be deemed to constitute a loan under this clause;

(i)          commence, discharge, compromise or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against, any member of the Company Group, except for discharging, compromising or settling of claims or lawsuits arising from the Company Group’s ordinary course of business and which do not exceed $200,000 individually or are otherwise within the coverage of the product liability insurance maintained by the Company Group;

(j)          (a) sell, lease, license or transfer to any Person any material rights to any Company Intellectual Property or enter into any new Contract that would reasonably be likely to fall within the definition of a “Material Contract” or materially modify any existing Material Contract, or (b) materially change pricing or royalties practices related to the customers or licensees of any member of the Company Group;

(k)         enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any material lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate in any material respect any of the terms of any Lease Agreements;

(l)          enter into or alter, or commit to enter or alter any strategic alliance, joint venture, partnership, or other business affiliation;

(m)         adopt or amend any Company Employee Plan, enter into, amend or renew any employment agreement or consulting agreement, pay, declare or agree to pay any bonus, severance, termination or special remuneration to any employee or consultant, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of any employee or consultant, except for (i) recruitment or engagement of employees or consultants (other than officers and senior executives) in the ordinary course of business upon terms and conditions that are consistent with the Company Group past practice, (ii) update of salary and other compensation terms of employees or consultant (other than officers) in the ordinary course of business consistent with past practice; and (iii) payments made pursuant to written Contracts outstanding on the date hereof or to employees or consultant in the ordinary course of business consistent with past practice;

(n)         enter into any Contract in which any officer, director, employee, consultant, agent or shareholder of the Company (or any member of their immediate families) has an interest under;

(o)         appoint directors to the Company;

(p)         (i) cancel, amend or renew any material insurance policy (except for renewals of insurance policies on the same terms with the payment of premium not to exceed 110% of the premium paid in respect of the policy that is being renewed);

(q)         enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its business activities, other than standard distribution or reseller agreements in the ordinary course of business consistent with past practice;

(r)          execute any Contract, or commit to execute any Contract, that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting or impairing in any material respect any business practice of any member of the Company Group, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by any member of the Company Group, or otherwise limiting the freedom of any member of the Company Group to engage in any product line or to compete with any Person, expect for executing distribution agreements in the ordinary course of business consistent with past practice, substantially on terms as disclosed to the Investor’s in writing;

(s)         acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries business;

(t)         take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(s) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform in all material respects any covenant under this Agreement and the Related Agreements, (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect, or (iii) cause or result in a challenge to the validity or enforceability of the this Agreement, the Related Agreements, or any of the transactions contemplated hereby or by the Related Agreements.

5.2           Removal of Legends.  Promptly following the earlier of (i) effectiveness of a registration statement under the Securities Act with respect to the sale of Purchased Securities or (ii) the eligibility of the Investor to rely upon the safe harbor provided by Rule 144(b)(1) under the Securities Act in effecting resales of Purchased Shares or Warrant Shares, the Company shall deliver to the transfer agent for the Company Shares (the “Transfer Agent”) irrevocable instructions to reissue a certificate or create a book-entry position representing Purchased Shares or Warrant Shares without legends upon receipt by such Transfer Agent of: (a) the legended certificates for such Purchased Shares or Warrant Shares; and (b) either (1) a customary written representation by the Investor that Rule 144(b)(1) under the Securities Act applies to the Purchased Shares or Warrant Shares represented thereby, accompanied by an opinion of counsel to the Company that the legend may be removed from certificates representing the Purchased Shares or Warrant Shares pursuant to Rule 144(b)(1) under the Securities Act or (2) an opinion of counsel to the Company that the legend may be removed from the certificates representing the Purchased Shares or Warrant Shares sold in accordance with the Plan of Distribution contained in a registration statement that was declared effective under the Securities Act. The Company shall cooperate via commercially reasonable best efforts to ensure that its counsel provides the foregoing opinion(s) and that its Transfer Agent delivers certificates or creates book-entry positions representing such Purchased Shares or Warrant Shares that have been sold in accordance with the Plan of Distribution without restrictive legends as promptly as reasonably practicable (provided that the foregoing documentation is provided by the Investor).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Company General Meeting.

(a)         The Company shall take any and all action necessary under all applicable Legal Requirements and the Charter Documents to, (i) as promptly as practicable but in no event later than 7 days after the date hereof, call and give notice of an Extraordinary General Meeting of the holders of Company Shares (the “Company General Meeting”, and the notice thereof, in the form attached hereto as Exhibit I-1, the “Company General Meeting Notice”) in which the shareholders of the Company will be requested to approve the resolutions set forth in Exhibit I-2 (the “Shareholders Resolutions”), and (ii) cause the Proxy Statement to be mailed to the Company’s shareholders together with the Company General Meeting Notice. Subject to the notice requirements of the Israeli Companies Law and the regulations thereunder and the Charter Documents, the Company General Meeting shall be held as promptly as practicable after the date hereof (on a date selected by the Company and consented to by the Investor (such consent not to be unreasonably withheld or delayed)) which shall be no later than 35 days after delivery of the Company General Meeting Notice. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Shareholders Resolutions, in order to solicit the votes of shareholders of the Company in favor of the Shareholders Resolution. The Investor shall make best efforts to participate in discussions with shareholders of the Company, at the Company’s request, upon reasonable prior notice and in such discussions the Investor is permitted to disclose to such shareholders information concerning the Company which is otherwise subject to Section 6.5, which in the Investor’ view is reasonably necessary or appropriate. The Company shall call, convene, hold and conduct the Company General Meeting and solicit proxies with respect thereto in compliance as to form and substance with all applicable Legal Requirements, including the Israeli Companies Law and the Company Charter Documents.

(b)         Without the prior written consent of the Investor, the Company may adjourn or postpone the Company General Meeting only: (i) if and to the extent necessary to provide any supplement or amendment to the Proxy Statement to Company’s shareholders in advance of a vote on the Shareholders Resolutions; (ii) if, as of the time for which such meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; (iii) as may otherwise be required specifically by applicable Legal Requirements or (iv) as provided in Section 6.8(a) and Section 6.9,.  Except as specifically provided in the preceding sentence, the Company’s obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this Section 6.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

6.2           Proxy Statement; Board Recommendation.

(a)         As promptly as practicable after the date of this Agreement but in no event later than 7 days after the date hereof, the Company shall prepare a proxy statement with respect to the Company General Meeting and the Shareholders Resolutions (the “Proxy Statement”), which shall be in form and substance reasonably satisfactory to the Investor.  The Company shall (i) cause the Proxy Statement to comply as to form and substance with applicable Legal Requirements; (ii) provide the Investor with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by the Investor; and (iii) cause the Proxy Statement to be mailed to the Company’s shareholders concurrently with the delivery of the Company General Meeting Notice.  The Proxy Statement shall not, as of its date, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which made, not false or misleading. The Investor and the Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of the Proxy Statement.

(b)         The Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of and approve the Shareholders Resolutions at the Company General Meeting. Except as provided in Section 6.8(a) and Section 6.9 hereof, neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Investor, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of and approve the Shareholders Resolutions.

(c)         In the event that the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform the Investor of such event or information and shall, in accordance with the procedures set forth in Section 6.2(a) hereof prepare and cause such amendment or supplement to be included in a Report under Form 6-K or mailed to the shareholders of the Company as soon thereafter as is reasonably practicable.

6.3           Approvals and Filings.

(a)         Governmental Entity Filings and Approvals.  The Company and the Investor shall use all reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and thereby.  The Company and the Investor shall use all reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents and approvals that may be required pursuant to Legal Requirements in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.  The Company and the Investor shall cause all documents that they are responsible for filing with any Governmental Entity under this Section 6.3(a) to comply as to form and substance in all material respects with the applicable Legal Requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request.  Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Investor, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity, such amendment or supplement.

(b)         Anti-Trust Filings.

(i)      Without limiting the generality of Section6.3(a), if required, as soon as may be reasonably practicable, the Company and the Investor each shall file with the Israeli Restrictive Trade Practices Authority .  The Company and the Investor each shall promptly: (i) supply the other and its counsels with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by The Israeli Restrictive Trade Practices Authority or the competition or merger control authorities of any other jurisdiction whose Antitrust Laws require such a filing; provided, however, that none of the Investor or the Company shall be required to agree to any divestiture by itself or any of its Subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.  The Company and the Investor shall instruct their counsels to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any such anti-trust issues and shall use reasonable best efforts to assure that the waiting period required by the RTPL has expired or been terminated at the earliest practicable dates.

(ii)      Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) or a judgment, order or decree is granted challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that:  (i) the Investor shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) the Investor shall not be under obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Investor or any of its affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of the Investor or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Company Shares or any limitation or regulation on the ability of the Investor or any of its affiliates to exercise full rights of ownership of the Company Shares (any of the foregoing, an “Antitrust Restraint”).  Nothing in this Section 6.2(b) shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) if such party has, until such date, complied in all material respects with its obligations under this Section 6.2(b).

6.4           Access to Information.  Subject to the confidentiality undertakings set forth in Section 6.5, the Company shall afford the Investor and its accountants, counsel, representatives in connection with this Agreement and the transactions contemplated hereby, reasonable access during the period from the date hereof and prior to the Closing to (i) all of the properties, books, contracts, commitments and records of the Company Group, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company Group as the Investor may reasonably request, and (iii) all employees and consultants of the Company Group as identified by the Investor on a non interference basis. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate this Agreement and the transactions contemplated hereby in accordance with the terms and provisions hereof.

6.5           Confidentiality.   The Investor and any successor or assignee thereof, who receives from the Company or its agents, directly or indirectly, any information concerning the Company Group which any member of the Company Group has not made generally available to the public, acknowledges and agrees that such information is confidential, and further agrees that, for so long as such information is not public, it will not disseminate such information to any person other than the employees, officers, consultants, representatives and advisors of the Investor or its affiliates, provided that such Persons to whom the Investor have given access to the Company Group confidential information have undertaken similar confidentiality obligations to those set forth herein. If this Agreement is terminated by any of the parties hereto, for any reason whatsoever, at the Company’s request, the Investor shall immediately return to the Company any and all information received from the Company or their respective advisors in connection with the transactions contemplated hereby and shall confirm so to the Company by a written certificate executed by an officer of the Investor.

6.6           Public Disclosure. Except for the joint announcement of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the Company and the Investor, no party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company and the Investor, except as required to comply with applicable securities laws and the rules of any stock exchange, provided, however, the Company and, to the extent applicable, the Investor making the disclosure shall use commercially reasonable efforts to notify and consult with the other party prior to any such required public disclosure and use commercially reasonable efforts to accommodate the views of the other party and shall promptly provide the other party with copies of any written public disclosure made by such party in connection therewith.

6.7           Notification of Certain Matters.  The Company shall give prompt notice to the Investor of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any matter hereafter arising or discovered that, if existing or known by the Company on the date hereof, would have been required to be set forth or described in the Disclosure Schedule, (iv) any event or occurrence or emergency not in the ordinary course of business of the Company Group, and (v) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company pursuant to this Section 6.7 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.8           No Solicitation.

(a)         From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, without limitation of the provisions of ARTICLE V, the Company shall not, nor shall it authorize or permit its Subsidiaries or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) respond to or engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.  The Company shall, and shall cause its Subsidiaries and any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group, to immediately cease all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company Group provided to any such Person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.8 by any employee, officers or directors of the Company or any agent, investment banker, attorney or other advisor or representative of the any member of the Company Group shall be deemed to be a breach of this Section 6.8 by the Company. provided, however, that this Section shall not prohibit the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, from furnishing information regarding the Company or entering into or participating in discussions or negotiations with any person in response to a bona fide Acquisition Proposal that the Company's Board of Directors concludes, after consultation with outside legal counsel and a financial advisor, constitutes, or would reasonably be expected to result in, a Superior Proposal, if: (1) the Company's Board of Directors concludes that the failure to take such action with respect to such Acquisition Proposal may constitute a breach of its fiduciary duties, (2) such Acquisition Proposal did not result from a breach of this Section, (3) prior thereto the Company has given the Investor the notice required by Section 6.8(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions.

(b)    In addition to the obligations of the Company set forth in Section I.1.1(a), the Company as promptly as practicable shall advise the Investor  orally and in writing of any request received by the Company for non-public information which the Company reasonably concludes would lead to an Acquisition Proposal or the receipt of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably concludes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  The Company will keep the Investor informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c)             Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company and any Person that relate to any Acquisition Proposal.

6.9           Change in Recommendation.

(a)             Notwithstanding Section 6.8 and subject to Sections 6.9(b) and 6.9 (c) below, at any time during the period between the date hereof and the date on which the Extraordinary Shareholders Meeting is scheduled to take (the "Alternative Transaction Period"), the Board of Directors of the Company shall be entitled to make an adverse recommendation and terminate this Agreement (by delivering written notice to Investor) and enter into a binding Alternative Acquisition Agreement, if (and only if): (A) aa Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Board of Directors of the Company or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of the Company or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) the Company provides the Investor the notice specified in Section 6.9(b) below; and (E) at the end of the Notice Period described in Section 6.9(b), the Board of Directors of the Company or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with the Investors if requested by the Investor during the Notice Period regarding any adjustments or modifications to the terms of this Agreement proposed by the Investor and taking into account any such adjustments or modifications) that the Acquisition Proposal continues to be a Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(b)             Prior to making an adverse recommendation and entering into an alternative acquisition agreement, the Company will provide prior written notice to the Investor, at least seven (7) Business Days in advance (the "Notice Period") of its intention to take such action, which notice shall, in the case of a Superior Proposal, specify all material terms and conditions of such Superior Proposal and attach the most current version of any documents evidencing such Superior Proposal, and any material modifications to any of the foregoing, and, in any other case, specify in reasonable detail the reasons for such action.

(c)             During the Notice Period, the Company shall negotiate with the Investor in good faith should Investor propose to make such adjustments to the terms and conditions of this Agreement so that the Acquisition Proposal no longer constitutes a Superior Proposal, taking into account, among others, the pro-forma effect of the payment of the Termination Fee.  The Company shall not make an adverse recommendation, enter into an alternative acquisition agreement, or terminate this Agreement in connection with an Acquisition Proposal if, prior to the expiration of the Notice Period, Investor delivers to the Company a written proposal to adjust the terms and conditions of this Agreement that the Company's Board of Directors determines in good faith that the Acquisition Proposal no longer constitutes a Superior Proposal, taking into account, among other things, the pro-forma effect of the payment of the Termination Fee.

6.10         Fees and Expenses. Each party hereto shall bear the costs and expenses incurred by it in connection with the due diligence review, preparation, negotiation and execution of this Agreement and the Related Agreements.

6.11         Run-Off Policy. Prior to the Closing, the Company shall purchase a run-off insurance policy with respect to any claim raised by any third party against any officers or directors of the Company in their capacity as such with coverage as existing in the Company today, which shall include, among others, an entity coverage insurance and which shall remain in effect for a period of seven years from the Closing Date (the "Run-Off Policy"), and shall further obtain and shall continue to maintain after the Closing a directors and officers liability insurance policy with coverage as existing in the Company today.

6.12          Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the this Agreement and the transactions contemplated hereby.

ARTICLE VII

CLOSING CONDITIONS

7.1           Conditions to the Obligations of Each Party.  The respective obligations of the Company and the Investor to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by mutual written instrument of the Investor and the Company:

(a)         No Order, Antitrust Approvals.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making this Agreement, the Related Agreements and the transactions contemplated hereby and thereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and thereby.  Any notification, waiting period, or approval requirements of Antitrust Laws of applicable jurisdictions that apply to the transactions contemplated hereby shall have been obtained, expired, satisfied or waived.

(b)         Governmental Entity Approvals.  All Governmental Entity approvals required pursuant to Legal Requirements for the consummation of the transactions contemplated hereby shall have been obtained.

(c)         Shareholders’ Approval.  Shareholders of the Company constituting the Required Company Shareholder Vote shall have approved the Shareholders Resolutions.

(d)         Run-Off Policy. The Run-Off Policy shall have been purchased by the Company.

(e)         Purchase Price.  The entire amount of Price Per Share referred to in Section 2.1 shall have been paid to the Company.

7.2           Additional Conditions to the Obligations of the Investor.  The obligations of the Investor to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, as determined by the Investor, any of which may be waived, in writing, exclusively by the Investor:

(a)         Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b)         Receipt of Closing Deliveries.  Each of the agreements, instruments and other documents to be delivered by the Company pursuant to Section 2.4 hereof shall be in a form and substance reasonably satisfactory to the Investor, and shall have been received by the Investor.

(c)         No Injunctions or Restraints on Conduct of Business.  No permanent restraining orders, temporary restraining order (that was not removed prior to Closing) or permanent injunction or other order issued by any Governmental Entity which has or could have the effect of limiting or restricting the Investor’s ownership of the Purchased Securities, or conduct or operation of any product line of the Company Group following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking the foregoing or any Antitrust Restraint.

(d)         No Material Adverse Effect.  There shall not have occurred or be continuing a Company Material Adverse Effect.

(e)         Consents.  All consents, waivers or approvals set forth in Section 3.5(b) herein, in form and substance reasonably satisfactory to the Investor, shall have been received and shall be in full force and effect.

(f)         No Litigation. There shall not be pending by or before any Governmental Entity any action or proceeding, that seeks to frustrate, prevent or restrict the consummation of the transactions contemplated hereby on their terms, and the conferring upon the Investor and the Company all of their respective rights and benefits, contemplated by this Agreement.

(g)         Existing Convertible Loan Waiver. FCD shall have waived their rights to convert the Existing Convertible Loan, in form and substance reasonably acceptable to the Investor.

(h)         2015 Audited Financials. The Board of Directors shall have approved the Company's audited financial statements for the year ending December 31, 2015 (the "2015 Financials").

7.3           Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)         Representations, Warranties and Covenants.  (i) The representations and warranties of the Investor in this Agreement shall have been true and correct in all material respects on and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date), and (ii) the Investor shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Investor at or prior to the Closing Date.

ARTICLE VIII

TERMINATION

8.1           Termination.  Subject to Sections 8.2 and 8.3 hereof, this Agreement may be terminated at any time prior to the Closing:

(a)         by written agreement of the Company and the Investor;

(b)         by written notice of either the Investor or the Company referring to the relevant clause of this subsection if:

(i)      the Closing Date shall not have occurred by July 1, 2016; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii)     the approval of the Shareholders Resolutions by the Required Company Shareholder Vote shall not have been obtained at the Company General Meeting (including any adjournment or postponement thereof), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Company where the failure to  obtain the Required Company Shareholder Vote shall have been caused by or related to the Company’s breach of this Agreement;

(iii)    there shall be a final non-appealable order of any Governmental Entity in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement; or

(iv)    there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(c)         by written notice of the Investor referring to the relevant clause of this subsection if:

(i)      there shall be statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any Governmental Entity, which would: (X) prohibit the Investor ownership of the Purchased Securities or operation of any material portion of the business of the Company Group, (Y) compel the Company to dispose of or hold separate all or any material portion of the business or assets of the Company Group as a result of the transactions contemplated hereby or (Z) apply any other Antitrust Restraint on the Company or the Investor which is material to any of the Company Group’s product lines;

(ii)     the Board of Directors of the Company withholds, withdraws, modifies or changes its recommendation in a manner adverse to the Investor, or shall have resolved to do so or fails to recommend rejection of any Acquisition Transaction to the Company’s shareholders;

(d)         by written notice of the Investor referring to this subsection if the Investor is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section7.2(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e)         by written notice of the Company referring to this subsection if (ii) the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Investor c contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Investor; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and (ii) the Board of Directors has adopted a Superior Proposal and issued an adverse recommendation provided that the Company has complied with the requirements of Sections 6.8(b) and 6.9.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and, except as set forth in Section 8.3 below, there shall be no liability or obligation on the part of the Investor or the Company, or their respective employees, agents or shareholders, if applicable, except that the provisions of Sections 6.5, 6.6, ARTICLE X and this ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII, and except to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement.

8.3           Fees and Expenses.

(a)         Except as set forth in this Section 8.3 and in Section 6.10, whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b)         Without limitation of Section 8.2, the Company shall pay the Investor a cash fee in the amount of US$500,000 if after the date of this Agreement a Superior Proposal has been accepted and an adverse recommendation of the Board of Directors has been publicly announced by the Company or its shareholders or an agreement relating to such Acquisition Proposal is consummated within twelve months after such announcement.  All fees payable pursuant to this Section shall be paid on the date an agreement for an Acquisition Transaction is entered into. It is acknowledged that, without limitation of the Company's obligation to make payments under this Section 8.3(b), processing of any such payment shall be made in accordance with the Israeli Tax Ordinance [New Version], and the Company undertakes to act as promptly as possible with respect to such payments.

(c)         The Company acknowledges that the agreements contained in this Section  are an integral part of the transactions contemplated by this Agreement, and that the fee payable pursuant to Section 8.3 is a reasonable forecast of the actual damages which may be incurred by the Investor under such circumstances (and includes reimbursement of all the Investor’s costs and expenses), that fee payable pursuant Section 8.3 hereof constitutes liquidated damages and not a penalty, and further that, without these agreements, the Investor would not enter into this Agreement.

ARTICLE IX

POST CLOSING COVENANTS AND AGREEMENTS

9.1       Registration.

The Company will, within 45 (forty five) days from the Closing Date, file a Shelf Registration Statement on Form F-3 (or on such other form as may be available or applicable to the Company) with the SEC for the public sale by the Investor of the Purchased Shares (or such lesser number of Purchased Shares that may be included in a registration statement under the Securities Act due to limitations on registration imposed by the Securities Act or the SEC) and will use its best efforts to cause the aforementioned registration statement to become effective as promptly as possible thereafter. The Company shall keep such registration statement continuously effective under the Securities Act until the expiration of twelve (12) months from the date the registration statement is declared effective by the SEC.

SURVIVAL

9.2           Survival of Representations and Warranties. The representations or warranties made by the Company, including the Disclosure Schedule or any certificate furnished by the Company and the Investor pursuant to this Agreement, shall survive the Closing for a period of 30 days after the filing of the Annual Report on Form 20-F of the Company for the fiscal year ending December 31, 2016 or upon the earlier termination of this Agreement pursuant to Article VIII, provided however that the representations and warranties of the Company contained in Sections 3.1 (Organization of the Company), 3.2 (Company Capital Structure), 3.4 (Authority.), 3.5 (No Conflicts; Consents.) hereof will survive the Closing and will remain operative and in full force and effect such that the applicable remedies with respect thereto shall be available until the expiration of the applicable statute of limitations, and shall then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any failure of such representations and warranties to be true and correct. The parties agree that so long as a valid written notice or claim is given on or prior to the applicable expiration date set forth above, the representations and warranties that are the subject of such claim shall continue to survive until such matter is finally resolved in accordance with this Agreement.

9.3           General Provisions

(a)         No right or remedy pursuant to ARTICLE IX in respect of any claim that is made prior to the expiration of the applicable survival period shall be affected by the expiration of any representations and warranties.

(b)         The expiration of any representations and warranties and the provisions of this ARTICLE IX shall not affect, limit or impair any right or remedy available under ARTICLE IX or under any applicable law or otherwise to seek recovery of damages arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation by any member of the Company Group until the expiration of the applicable statute of limitations.

ARTICLE X

GENERAL PROVISIONS

10.1         Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Related Agreements, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.2          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned by the Investor to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.3          Amendment.  Except as otherwise stated, this Agreement may not be amended other than by a written instrument signed by the Investor and the Company.

10.4         Extension; Waiver.  At any time prior to the Closing, the Investor or the Company, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.5         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court of the district of Tel-Aviv-Jaffa, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.6          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with electronic confirmation of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to the Investor, to:

85 Medinat Hayehudim St., Herzliya, Israel
Attention: CFO, Nir Cohen
Telephone No.: 09-9514151
Email: ncohen@dbsi.co.il

with a mandatory copy to:

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Road Ramat Gan 52506 Israel
Attention:              Asaf Harel, Advocate
Telephone No.:     (972)-(3)-610-3100
Facsimile No.:        (972)-(3)-6103-111
Email: aharel@meitar.com

(b)           if to the Company, to:

Rada Electronic Industries Ltd.
7 Giborei Israel St.. Netanya 4250407, Israel
Attention:              Chief Executive Officer
Telephone No.:     (972)-(9)-892111
Facsimile No.:        (972)-(9)- 8855885
Email: Zvika.alon@rada.com

with a mandatory copy to:

S. Friedman & Co., Advocates
2 Weizman St., Tel-Aviv 64239, Israel
Attention:              Sarit Molcho, Advocate
Telephone No.:     (972)-(3)-6931931
Facsimile No.:        (972)-(3)-6931930
Email: saritm@friedman.co.il

10.7         Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to was provided to the Investor or its legal counsels, provided it was indicated in the written response prepared by the Company to the Investor’ due diligence request list.

10.8         Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9         Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.10          Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that provisions of or ambiguities in an agreement or other document will be construed against the party drafting such provision, agreement or document.

10.11       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that signatures may be provided by facsimile or other means of electronic transmission.

- Signature page follows -

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

Rada Electronic Industries Ltd. By: Name: Title:

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

DBSI Investments Ltd. By: Name: Title:

Index of Exhibits

Exhibit A-1	Shareholders Executing Proxy
Exhibit A-2	Form of Proxy
Exhibit B-1	Form of Warrant
Exhibit C	Amended Articles of Association
Exhibit D	Resolution of the Company’s Board of Directors
Exhibit E	New Convertible Note
Exhibit F	Registration Rights Agreement
Exhibit H	Disclosure Schedule
Exhibit I-1	Company General Meeting Notice
Exhibit I-2	Shareholders Resolutions
Exhibit 2.4(f)	Changes in Board Structure
Exhibit 2.4(g)	D&O Indemnification Agreement